Delphi Technologies reports second quarter 2018 financial results, updates full year outlook

Strong momentum in key technologies continues with bookings of $5.3 billion in the first half of the year

LONDON, Aug. 8, 2018 /PRNewswire/ -- Delphi Technologies PLC (NYSE: DLPH) ("Delphi Technologies" or the "Company"), a global leader in vehicle propulsion, today reported second quarter 2018 U.S. GAAP earnings of $0.97 per diluted share. Excluding special items, second quarter earnings totaled $1.29 per diluted share. The Company also reported revenue of $1.2 billion for the quarter and $2.5 billion for the year-to-date period, an increase of 1% and 3% compared to the respective equivalent prior period, on an adjusted basis.

Prior to December 4, 2017, Delphi Technologies operated as the Powertrain Systems segment of Delphi Automotive PLC (the "former parent") and the historical financial information presented in this press release for periods prior to December 4, 2017 were derived from the former parent's accounting records and are presented on a carve-out basis as if Delphi Technologies had operated as a stand-alone company for all periods presented.

Second quarter highlights

  Revenue of $1.2 billion, up 1%(*) year-on-year
  U.S. GAAP net income of $86 million, diluted earnings per share of $0.97
    Excluding special items, earnings of $1.29 per diluted share
  U.S. GAAP operating income of $122 million, or 9.9% margin
    Adjusted operating income of $156 million, or 12.7% margin
  $164 million of cash from operating activities
  Quarterly dividend payment of $15 million

Year-to-date highlights

  Revenue of $2.5 billion, up 3%(*) year-on-year
  U.S. GAAP net income of $184 million, diluted earnings per share of $2.07
    Excluding special items, earnings of $2.60 per diluted share
  U.S. GAAP operating income of $260 million, or 10.3% margin
    Adjusted operating income of $315 million, or 12.5% margin
  $239 million of cash from operating activities
  Dividend payments of $30 million

(*) Adjusted for currency exchange and certain aftermarket revenue retained by the former parent

Full year outlook updated
The Company has updated its full year outlook for 2018. Revenue is now expected to be in the range of $5.0 - $5.1 billion. Adjusted Operating Income margin is now expected to be in the range of 12.1% - 12.3%. Adjusted earnings per share is now expected to be in the range of $4.65 - $4.85.

CEO comments
"Our business performed well during the second quarter. While revenue growth moderated, we expanded our operating margin and generated strong operating cash flow. During the first half of the year, we achieved $5.3 billion in bookings in key technologies which continues to reinforce our confidence in Delphi Technologies' long term growth prospects," said Liam Butterworth, President and Chief Executive Officer for Delphi Technologies. "In addition, I am pleased to announce that our Board of Directors has approved a new $100 million share repurchase authorization while maintaining our quarterly dividend."

Second quarter 2018 results
The Company reported second quarter 2018 revenue of $1.2 billion, an increase of 4% from the prior year period. Adjusted for currency exchange and certain aftermarket original equipment service revenue retained by the former parent, revenue increased by 1% in the second quarter. This reflects consistent revenue in Powertrain Systems and a decrease of 1% in Delphi Technologies Aftermarket. On a regional basis, it also reflects growth of 4% in North America, 2% in Europe, 6% in South America and a decrease of 4% in Asia.

The Company reported second quarter 2018 U.S. GAAP net income of $86 million and net income of $0.97 per diluted share, compared to $48 million and $0.54 per diluted share in the prior year period. Second quarter Adjusted Net Income, a non-GAAP financial measure defined below, totaled $115 million, or $1.29 per diluted share, which compares to Adjusted Net Income in the prior year period of $120 million, or $1.35 per diluted share. The decline in Adjusted Net Income per Share was primarily due to interest expense related to the issuance of debt in 2017 and, to a lessor degree, spin-related costs associated with becoming a stand-alone public company.

Second quarter U.S. GAAP operating income was $122 million, compared to $79 million in the prior year period. Adjusted Operating Income, a non-GAAP financial measure defined below, was $156 million, compared to $164 million in the prior year period. Adjusted Operating Income margin in the second quarter of 2018 was 12.7%, compared to 13.8% in the prior year period. The decline in Adjusted Operating Income was primarily due to spin-related costs associated with becoming a stand-alone public company. Depreciation and amortization expense (including asset impairment charges) totaled $48 million in the second quarter as compared to $49 million in the prior year period.

Interest expense for the second quarter totaled $19 million, as compared to no interest expense the prior year period, which reflects the interest related to the issuance of $1,550 million of debt during 2017 in connection with the separation.

U.S. GAAP tax expense in the second quarter of 2018 was $20 million, resulting in an effective tax rate of approximately 19%, compared to $22 million, or an effective rate of 28%, in the prior year period. The decrease in the effective tax rate reflects the impacts of favorable changes in geographic income mix.

The Company generated net cash flow from operating activities of $164 million in the second quarter, compared to $160 million in the prior year period. Capital expenditures totaled $57 million in the second quarter, compared to $31 million in the prior year period. The increased spending is primarily due to investments to support long-term growth in key technologies.

Year-to-date 2018 results
For the six months ended June 30, 2018, the Company reported revenue of $2.5 billion an increase of 7% from the prior year period. Adjusted for currency exchange and certain aftermarket original equipment service revenue retained by the former parent, revenue increased by 3% during the period. This reflects growth of 2% in Powertrain Systems and consistent revenue in Delphi Technologies Aftermarket. On a regional basis, it also reflects growth of 5% in North America, 4% in Asia, 1% in Europe and 6% in South America.

For the 2018 year-to-date period, the Company reported 2018 U.S. GAAP net income of $184 million and net income of $2.07 per diluted share, compared to $151 million and $1.70 per diluted share in the prior year period. Year-to-date Adjusted Net Income, a non-GAAP financial measure defined below, totaled $231 million, or $2.60 per diluted share, which compares to Adjusted Net Income in the prior year period of $236 million, or $2.66 per diluted share. The decline in Adjusted Net Income per Share was primarily due to interest expense related to the issuance of debt in 2017 and, to a lessor degree, spin-related costs associated with becoming a stand-alone public company.

The Company reported U.S. GAAP operating income of $260 million for the six months ended June 30, 2018, compared to $227 million in the prior year period. Adjusted Operating Income, a non-GAAP financial measure defined below, was $315 million for the six months ended June 30, 2018, compared to $326 million in the prior year period. Adjusted Operating Income margin was 12.5% for the six months ended June 30, 2018, compared to 13.8% in the prior year period. The decline in Adjusted Operating Income was primarily due to spin-related costs associated with becoming a stand-alone public company and, to a lesser degree, the absence of a commercial settlement that benefited the first quarter of 2017. Depreciation and amortization expense (including asset impairment charges) totaled $98 million as compared to $97 million in the prior year period.

Interest expense for the six months ended June 30, 2018 totaled $39 million, as compared to $1 million in the prior year period, which reflects the interest related to the issuance of $1,550 million of debt during 2017 in connection with the separation.

U.S. GAAP tax expense for the six months ended June 30, 2018 was $42 million, resulting in an effective tax rate of approximately 18%, compared to $53 million, or an effective rate of 24%, in the prior year period. The decrease in the effective tax rate reflects the impacts of favorable changes in geographic income mix and a decrease in net discrete tax expense.

The Company generated net cash flow from operating activities of $239 million in the six months ended June 30, 2018, compared to $176 million in the prior year period, which reflects improvement in net working capital, partially offset by cash paid for restructuring activities. Capital expenditures totaled $123 million during the six months ended June 30, 2018, compared to $82 million in the prior year period. The increased spending is primarily due to investments to support long-term growth in key technologies.

Share repurchase authorization
As part of the Company's balanced capital allocation strategy, the Board of Directors has approved a $100 million share repurchase authorization, while maintaining the quarterly dividend. The timing and amount of any share repurchases will be based on market conditions, share price and other factors. Repurchases may be made in the open market or in privately negotiated transactions. Repurchases under this authorization will be funded from one or a combination of existing cash balances and future free cash flow. The repurchase authorization has no time limit, does not obligate the Company to make any repurchases and may be suspended for periods or discontinued at any time.

Reconciliations of Adjusted Net Income, Adjusted Net Income per Share and Adjusted Operating Income, which are non-GAAP measures, to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") are provided in the attached supplemental schedules.

Revised full year 2018 outlook
The Company's full year 2018 financial guidance is as follows:

(in millions, except per share amounts)	Full Year 2018
Revenue	$5,000 - $5,100
Adjusted operating income margin	12.1% - 12.3%
Adjusted earnings per share	$4.65 - $4.85
Cash flow from operations	$440 - $480
Capital expenditures	$290 - $310
Adjusted effective tax rate	16% - 17%

Key non-GAAP reconciliation items to the projected 2018 adjusted diluted earnings per share are as follows:	Earnings Per Share
Estimated separation charges	$0.84 - $0.89
Estimated charges for restructuring	$0.75 - $0.80

Conference call and webcast
The Company will host a conference call to discuss these results at 8:30 a.m. (ET) / 1:30 p.m. (BST) today, which is accessible by dialing 866.761.8621 (US domestic) or 703.925.2612 (international) or through a webcast at http://ir.delphi.com. The conference ID number is 8048186. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

About Delphi Technologies
Delphi Technologies is a technology company focused on providing electric vehicle and internal combustion engine propulsion solutions, in addition to solving emissions and fuel economy challenges for the world's leading automotive OEMs. Delphi Technologies also provides leading aftermarket service solutions for the replacement market. With headquarters in London, U.K., Delphi Technologies operates technical centers, manufacturing sites and customer support services in 24 countries. Visit delphi.com.

Use of non-GAAP financial information
This press release contains information about Delphi Technologies' financial results which are not presented in accordance with U.S. GAAP. Specifically, Adjusted Operating Income, Adjusted Net Income and Adjusted Net Income per Share are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring, separation costs and asset impairments. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of Net sales.

Adjusted Net Income represents net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company's financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income, Adjusted Net Income and Adjusted Net Income per Share are useful measures in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.

Such non-GAAP financial measures are reconciled to the most directly comparable U.S. GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Forward-looking statements
This press release, as well as other statements made by Delphi Technologies PLC, contain forward-looking statements that reflect, when made, the Company's current views with respect to future events and financial performance and, in particular, the Company's 2018 outlook. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," "outlook" or "continue," the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and those resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as "Brexit"; risks inherent in operating as a global company, such as, fluctuations in interest rates and foreign currency exchange rates and economic, political and trade conditions around the world; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company's products; the Company's ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; the ability of the Company to achieve the intended benefits from its separation from its former parent or from acquisitions the Company may make; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of the Company to attract and retain customers; changes in the costs of raw materials; the Company's indebtedness, including the amount thereof and capital availability and cost; the cost and outcome of any claims, legal proceedings or investigations; the failure or breach of information technology systems; severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands; acts of war and/or terrorism, as well as the impact of actions taken by governments as a result of further acts or threats of terrorism; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond the Company's control.

Additional factors are discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

DELPHI TECHNOLOGIES PLC CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions, except per share amounts)
Net sales	$1,232	$1,187	$2,528	$2,355
Operating expenses:
Cost of sales	991	947	2,037	1,873
Selling, general and administrative	105	91	202	171
Amortization	2	4	6	8
Restructuring	12	66	23	76
Total operating expenses	1,110	1,108	2,268	2,128
Operating income	122	79	260	227
Interest expense	(19)	—	(39)	(1)
Other income (expense), net	4	—	10	(6)
Income before income taxes and equity income	107	79	231	220
Income tax expense	(20)	(22)	(42)	(53)
Income before equity income	87	57	189	167
Equity income (loss), net of tax	3	(1)	6	—
Net income	90	56	195	167
Net income attributable to noncontrolling interest	4	8	11	16
Net income attributable to Delphi Technologies	$86	$48	$184	$151

Net income per share attributable to Delphi Technologies:
Basic	$0.97	$0.54	$2.07	$1.70
Diluted	$0.97	$0.54	$2.07	$1.70
Weighted average ordinary shares outstanding:
Basic	88.78	88.61	88.75	88.61
Diluted	89.05	88.61	88.98	88.61

Cash dividends declared per share	$0.17	$—	$0.34	$—

DELPHI TECHNOLOGIES PLC CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$370	$338
Restricted cash	2	1
Accounts receivable, net	973	1,090
Inventories, net	519	498
Other current assets	127	131
Total current assets	1,991	2,058
Long-term assets:
Property, net	1,282	1,316
Investments in affiliates	42	37
Intangible assets and goodwill, net	77	82
Deferred income taxes	165	178
Other long-term assets	113	122
Total long-term assets	1,679	1,735
Total assets	$3,670	$3,793
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$28	$20
Accounts payable	814	931
Accrued liabilities	409	445
Total current liabilities	1,251	1,396
Long-term liabilities:
Long-term debt	1,498	1,515
Pension and other postretirement benefit obligations	502	531
Other long-term liabilities	99	119
Total long-term liabilities	2,099	2,165
Total liabilities	3,350	3,561
Commitments and contingencies
Total Delphi Technologies shareholders' equity	157	68
Noncontrolling interest	163	164
Total shareholders' equity	320	232
Total liabilities and shareholders' equity	$3,670	$3,793

DELPHI TECHNOLOGIES PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2018	2017
	(in millions)
Cash flows from operating activities:
Net income	$195	$167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98	97
Restructuring expense, net of cash paid	(17)	30
Deferred income taxes	3	—
Pension and other postretirement benefit expenses	22	24
Income from equity method investments, net of dividends received	(6)	—
Other, net	12	7
Changes in operating assets and liabilities:
Accounts receivable, net	64	(126)
Inventories	(22)	(78)
Accounts payable	(72)	37
Other, net	(15)	40
Pension contributions	(23)	(22)
Net cash provided by operating activities	239	176
Cash flows from investing activities:
Capital expenditures	(123)	(82)
Proceeds from sale of property	1	5
Proceeds from insurance settlement claims	1	1
Cost of technology investments	(7)	—
Settlement of undesignated derivatives	(10)	—
Net cash used in investing activities	(138)	(76)
Cash flows from financing activities:
Net repayments under other short-term debt agreements	(2)	(1)
Repayment under long-term debt agreements	(9)	—
Dividend payments of consolidated affiliates to minority shareholders	(10)	(10)
Distribution of cash dividends	(30)	—
Taxes withheld and paid on employees' restricted share awards	(5)	—
Other net transfers to former parent	—	(117)
Net cash used in financing activities	(56)	(128)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(12)	5
Decrease in cash, cash equivalents and restricted cash	33	(23)
Cash, cash equivalents and restricted cash at beginning of period	339	101
Cash, cash equivalents and restricted cash at end of period	$372	$78

DELPHI TECHNOLOGIES PLC FOOTNOTES (Unaudited)

1. Segment Summary

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	%	2018		2017		%
	(in millions)			(in millions)
Net Sales
Powertrain Systems	$1,086	$1,035	5%	$2,239		$2,058		9%
Delphi Technologies Aftermarket	215	232	(7)%	432		454		(5)%
Eliminations and Other (1)	(69)	(80)		(143)		(157)
Net Sales	$1,232	$1,187		$2,528		$2,355

Adjusted Operating Income
Powertrain Systems	$134	$141	(5)%	$276		$291		(5)%
Delphi Technologies Aftermarket	22	23	(4)%	39		35		11%
Eliminations and Other (1)	—	—		—		—
Adjusted Operating Income	$156	$164		$315		$326

(1) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding

The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi Technologies for the three and six months ended June 30, 2018 and 2017:

		Three Months Ended June 30,			Six Months Ended June 30,
		2018	2017		2018		2017
		(in millions, except per share data)
Weighted average ordinary shares outstanding, basic		88.78	88.61		88.75		88.61
Dilutive shares related to RSUs		0.27	—		0.23		—
Weighted average ordinary shares outstanding, including dilutive shares		89.05	88.61		88.98		88.61
Net income per share attributable to Delphi Technologies:
Basic		$0.97	$0.54		$2.07		$1.70
Diluted		$0.97	$0.54		$2.07		$1.70

DELPHI TECHNOLOGIES PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "Adjusted Operating Income," "Adjusted Net Income" and "Adjusted Net Income per Share." Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company's financial performance which management believes is useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to the Company's segments, as management also believes this measure is most reflective of the operational profitability or loss of the operating segments. Adjusted Operating Income is defined as net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring, separation costs and asset impairments. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2018 guidance was determined using a consistent manner and methodology.

Consolidated Adjusted Operating Income

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	($ in millions)
	$	Margin	$	Margin	$	Margin	$	Margin
Net income attributable to Delphi Technologies	$86		$48		$184		$151
Net income attributable to noncontrolling interest	4		8		11		16
Net income	90		56		195		167
Equity (income) loss, net of tax	(3)		1		(6)		—
Income tax expense	20		22		42		53
Other (income) expense, net	(4)		—		(10)		6
Interest expense	19		—		39		1
Operating income	122	9.9%	79	6.7%	260	10.3%	227	9.6%
Restructuring	12		66		23		76
Separation costs (1)	21		15		31		15
Asset impairments	1		4		1		8
Adjusted operating income	$156	12.7%	$164	13.8%	$315	12.5%	$326	13.8%

(1)  Prior to December 4, 2017 separation costs include one-time expenses related to the separation from the Company's former parent. For periods subsequent to December 4, 2017, these costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.

Segment Adjusted Operating Income
(in millions)

Three Months Ended June 30, 2018	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$105	$17	$—	$122
Restructuring	11	1	—	12
Separation costs (1)	17	4	—	21
Asset impairments	1	—	—	1
Adjusted operating income	$134	$22	$—	$156

Depreciation and amortization (2)	$47	$1	$—	$48

Three Months Ended June 30, 2017	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$61	$18	$—	$79
Restructuring	64	2	—	66
Separation costs (1)	12	3	—	15
Asset impairments	4	—	—	4
Adjusted operating income	$141	$23	$—	$164

Depreciation and amortization (2)	$48	$1	$—	$49

Six Months Ended June 30, 2018	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$228	$32	$—	$260
Restructuring	22	1	—	23
Separation costs (1)	25	6	—	31
Asset impairments	1	—	—	1
Adjusted operating income	$276	$39	$—	$315

Depreciation and amortization (2)	$96	$2	$—	$98

Six Months Ended June 30, 2017	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$203	$24	$—	$227
Restructuring	68	8	—	76
Separation costs (1)	12	3	—	15
Asset impairments	8	—	—	8
Adjusted operating income	$291	$35	$—	$326

Depreciation and amortization (2)	$94	$3	$—	$97

(1)  Prior to December 4, 2017 separation costs include one-time expenses related to the separation from the Company's former parent. For periods subsequent to December 4, 2017, these costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.

(2) Includes asset impairments.

Adjusted Net Income and Adjusted Net Income per Share: Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP measures, are presented as supplemental measures of the Company's financial performance which management believes are useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income and Adjusted Net Income per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income is defined as net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2018 guidance was determined using a consistent manner and methodology.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions, except per share amounts)
Net income attributable to Delphi Technologies	$86	$48	$184	$151
Adjusting items:
Restructuring	12	66	23	76
Separation costs (1)	21	15	31	15
Asset impairments	1	4	1	8
Tax impact of adjusting items (2)	(5)	(13)	(8)	(14)
Adjusted net income attributable to Delphi Technologies	$115	$120	$231	$236

Weighted average number of diluted shares outstanding	89.05	88.61	88.98	88.61
Diluted net income per share attributable to Delphi Technologies	$0.97	$0.54	$2.07	$1.70
Adjusted net income per share	$1.29	$1.35	$2.60	$2.66

(1)

Prior to December 4, 2017 separation costs include one-time expenses related to the separation from the Company's former parent. For periods subsequent to December 4, 2017, these costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.

(2)

Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

CONTACT: Investor Relations Contact: Sherief Bakr, sherief.bakr@delphi.com, +1 203 609 3853; Media Contact: Kristen Kinley, kristen.kinley@delphi.com, +1 248 535 3930